Exhibit 10.21

Corporate Office & Distribution Center

November 8, 2024

Michael Cingolani

Re: Internal Promotion

Dear Michael,

Congratulations! We are happy to confirm that Tillys has offered you a promotion to SVP, General Merchandise Manager, on the following terms and conditions:

1.Effective Date. Unless otherwise agreed, you will be transitioning positions from a Sr. Director, Divisional Merchandise Manager to a Senior Vice President, General Merchandise Manager, role effective on November 8, 2024, reporting to Hezy Shaked, Executive Chairman, President, and Chief Executive Officer.

2.Compensation. You will be paid a salary at the biweekly rate of $13,461.54. Your new annual salary equals $350,000.00. You will continue to be classified as a Salaried Exempt Employee.

3.Vacation. You will continue to earn paid vacation at the approved rate each year from the anniversary of your original hire date.

4.Stock Options. 50,000 non-qualified stock options covering Tillys, Inc. class A common stock will be granted to you based on the closing price of the Company’s stock on 12/10/2024. These options will vest 25% on each anniversary of the grant date and will have an exercise price equal to the closing price of Tillys class A common stock on the grant date. The terms of this equity award are set forth in Tillys 2012 Amended and Restated Equity and Incentive Plan and in the award agreement that will accompany the grant.

5.Bonus. You will continue to be eligible for our Annual Bonus Plan (“Bonus Plan”), subject to the terms of the Bonus Plan. Your target bonus will be 35% of your base salary. Your stretch bonus potential will be at 70% of your base salary.

6.At-will employment. Your employment is at-will. Therefore, you may leave your employment at any time and Tillys may transfer, reassign, suspend, demote or terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

If you accept our offer on the terms and conditions set forth in this letter, please sign where indicated and return the original copy of this letter to us. You may retain a copy for your records.

Sincerely yours, Jaheida Sanchez VP of Human Resources Tillys	Accepted:

/s/ Michael Cingolani _
Signature
Michael Cingolani___________________________
Print Employee Name
11/08/24___________________________________
Date